EXHIBIT 99.2

CONTACTS:	Metro One Telecommunications, Inc.
Gary Henry, Chief Executive Officer

(503) 643-9500

Financial Dynamics

Brendan Lahiff (Investors)

(415) 439-4504

METRO ONE ANNOUNCES CHANGES TO BOARD OF DIRECTORS IN CONJUNCTION WITH PRIVATE PLACEMENT

PORTLAND, Oregon – June 6, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO) announced today that it has successfully completed the initial closing of the Company’s private placement financing. In conjunction with the financing certain changes in the composition of its Board of Directors became effective. William Rutherford, Chairman of the Board of Directors, and Board member Murray Swanson, have resigned from the Board of Directors, and Kenneth D. Peterson, Jr. and Jonathan A. Ater have been elected to the Board. Mr. Peterson is Chairman and Chief Executive Officer of Columbia Ventures Corporation, one of the investors in the private placement, and Mr. Ater is a partner in Ater Wynne LLC, a law firm based in Portland, Oregon. Elchanan (Nani) Moaz, the Chairman and Chief Executive Officer of Everest Special Situations Fund, L. P., the other investor in the financing, is already a member of the Board.

Mr. Rutherford was elected to the Board in 1996 and has served as Chairman since 2000. “We thank Bill for his many years of service to the Company,” commented Gary Henry, President and Chief Executive Officer. “Bill has worked tirelessly to guide the Company through the early stages of its growth as well as through the sometimes very difficult restructuring and rebuilding efforts in the past few years. His guidance and leadership have been invaluable in positioning the Company, with the completion of this private placement financing, to return to a leadership role in the provision of information services,” Henry continued.

“Gary and his team have made significant progress. With this infusion of capital, the Company is poised for new success,” commented Rutherford.

Mr. Swanson was elected to the Board in 2006. He has served on the Board’s Audit and Compensation Committees. “We have appreciated the valuable perspective Murray has brought to the Board and the Company with his extensive industry and financial knowledge and expertise. He has provided great strategic insight during the past year as the Company continued its rebuilding efforts. We thank him for his dedicated service,” said Mr. Henry.

“As Metro One’s largest shareholder, I want to thank Bill and Murray for their service to the Company. Bill’s leadership has been critical in bringing this financing to fruition. With their efforts, they have helped to provide a foundation upon which the Company can execute its business strategy and look forward to the future. We wish them success in their future endeavors,” commented Peterson.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services. The Company operates call centers located in the United States.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.